Exhibit 99.1

FIRST INDIANA BANK

Moderator: Bob Warrington
January 20, 2005
8:00 a.m. EST

Operator: Good morning. My name is Shannon and I will be your conference facilitator today. At this time I would like to welcome everyone to the First Indiana Corporation earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you. Mr. Warrington you may begin your conference.

Bob Warrington: Thank you. Welcome and good morning. We appreciate the opportunity to share our 2004 financial results and observations with you and thank you for taking the time to join us. With me this morning are Marni McKinney, Vice Chairman and Chief Executive Officer, Bill Brunner, Chief Financial Officer and Beth Copeland, our Communications Director. First, Beth will address forward-looking statements and then we’ll provide comments.

Beth Copeland: In our presentation to you today and in the course of answering your questions some of the statements contained in today’s program may be considered forward-looking statements which provide current expectations or forecasts of future events. These forward-looking statements generally relate to cost savings, growth strategies, loan and deposit balances, loan loss provisions, final results, sales, credit quality, interest margins and market opportunities. They are based on current assumptions and or expectations that involve a number of uncertainties or risks. These uncertainties and risks include, but are not limited to, those outlined in First Indiana’s Annual Report of Form 10K for the year ended December 31, 2003 and other documents filed from time to time with the Securities Exchange Commission. Investors are advised to review any further disclosures which may be made in such reports filed periodically with the SEC. Forward-looking statements are made of today’s date and First Indiana undertakes no duty to update them. Now Bob Warrington will share a few remarks.

Bob Warrington: Thank you Beth. Even though this conference call is about our 2004 earnings I think we would be remiss if we did not mention the announcement issued yesterday concerning the retirement of Bob McKinney as Chairman of the Board of First Indiana Corporation. In April he will be retiring from day to day activities after 51 years with First Indiana and we certainly wish him all the best.

The main purpose of our call this morning is to provide some commentary on the results distributed in our earnings release yesterday afternoon. If you haven’t seen the release you can access a copy on our Website at www.firstindiana.com under the Investor Relations heading. During our last call I talked about the development of our strategic plan and how it centers around three core strategies, executional excellence, revenue growth and focus. While complete fruition of the long term aspects of these strategies will take some time, our fourth quarter results demonstrate our movement along this carefully planned path.

One of our most important initiatives was the improvement of risk management particularly in the area of credit quality. I’d like to address this first because it is so central to our strategy. As you read in our earnings release we saw improvement in credit quality during the fourth quarter. Our non-performing loans are down and we had net recoveries for the fourth quarter of $661,000. Non-performing assets decreased $21.4 million. That’s down from $28.6 million for the third quarter and $38.9 million for the fourth quarter in 2003. We saw improvement in other real estate owned which was down 50% from the third quarter. As a result of the improvement in credit no provision was taken in the fourth quarter. First Indiana is in a transitional period. We’ve invested considerable energy working on past credit issues and now we’ve turned the corner. We don’t need to look in the rearview mirror anymore. Instead we can see the finish line in these credit issues and our next emphasis is revenue growth. We have seen steady growth in core deposits of checking and savings. In 2004 our core deposits increased 7% over 2003. As asset growth accelerates our challenge will be to fund that growth through low cost core deposits and continue to improve liquidity.

Our net interest margin was 3.66% in the fourth quarter. In the third quarter of 2004 it was 3.69% and in the second quarter it was 3.37%. As discussed earlier, First Indiana Bank is an asset sensitive company and interest rates have been rising. However, the liquidity from the sale of the non-Indiana construction offices exerted influence on the margin during the fourth quarter of 2004 holding down the margin ratio by about ten basis points.

Non-interest income for the year ended December 31 was $40.7 million compared with $37.7 million for 2003. Affecting non-interest income was the $958,000 pre-tax gain from the sale of the non-Indiana construction loan offices. In addition, the corporation reported an impairment charge of $299,000 relating to Fannie Mae and Freddie Mac preferred stock. These securities which had a book value of $1.5 million were subsequently sold.

Our cost reduction plan announced in the third quarter of 2004 is in our current non-interest expense. We are on pace to achieve the $4 million annual expense reduction projected. We are encouraged with reduction of our expense structure and believe that our infrastructure is well positioned to support revenue growth.

In December we completed our tender offer and repurchased 11% of our outstanding shares. This allowed us to align our capital with the lower risk profile and size of the company.

In conclusion, we put into place initiatives that have begun to reduce our risks and improve credit quality. In the first quarter of 2005, we believe you’ll continue to see the stability created by our lower risk profile. However, our plan goes beyond stability. Our plan calls for revenue growth. The redesigning of our balance sheet is behind us and now we will turn our energy to growing and expanding the business. We have the right management in place and have confidence in their ability to implement our growth initiatives. Two thousand and five will be a defining year for First Indiana. We fully believe that we’re on the road to our full earnings potential. That concludes our prepared remarks. We’d be glad to take any questions our audience might have with the assistance of our conference operator.

Operator: At this time I would like to remind everyone if you would like to ask a question press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Fred Cummins.

Fred Cummins: Good morning. Just a couple questions here. First, on the reserves Bob, you guys took reserves down a little and it looks like you have a lot of excess reserves here at 3.54% of total loans. If credit continues to improve where do you see that number going?

Bob Warrington: Good morning Fred. Thank you for the question. We are encouraged by the improvement of our credit. We recognize that one quarter doesn’t establish a trend. We’re going to do our best to grow and we’ll evaluate the reserve at the end of each quarter and determine what’s appropriate at that time.

Fred Cummins: Okay and then secondly, Bob can you touch on what’s happening on the loan side, particularly on commercial? Are you having run offs, how does your pipeline look, and what are your plans for hiring additional staff to help you grow revenue on that side of the business?

Bob Warrington: Good question Fred. We have focused inordinate energy on cleaning up the past credit issues. We believe that those efforts essentially are behind us. We clearly still have to mop up and work through some remaining credits. But our focus has swung to bringing in quality credits to the organization from working out problem credits. We are in the process of attempting to recruit some additional corporate bankers. We have also initiated many calling efforts both on the corporate and retail side and we believe that those will take effect. So we are encouraged as to where that will take us; whether that’s a first quarter or second quarter event when you start to see balance sheet growth, that’s tough to call but we do believe we’re moving forward.

Fred Cummins: Okay and then lastly Bob, with respect to the cost savings, are you willing to quantify of the $4 million in targeted annualized cost savings how much you think you’ve been able to accomplish thus far? Maybe Bill wants to.

Bob Warrington: Go ahead Bill.

Bill Brunner: Fred the nice thing about the cost savings exercise is the vast majority took effect virtually immediately because we had a reduction in force that occurred in late September and grabbed hold right away. So I think, though it’s always hard to determine, I would say the fourth quarter did have a full quarter’s worth of the $4 million.

Fred Cummins: Okay thank you Bill.

Operator: Your next question comes from the line of Brian Martin.

Brian Martin: Hi guys, how you doing?

Bob Warrington: Good morning.

Brian Martin: Just wanted to touch base and see if you guys could quantify a little bit. I know the margins didn’t change much on a linked quarter basis. But just wondering if you could give us an idea month by month basis what the trends look like there. Was it up much more in the December month?

Bill Brunner: Brian I’ll take that one, this is Bill. On a month to month basis, it did climb up as the year went on primarily due to the liquidity we spoke about where to be quite honest I was sitting on a lot of cash following the divestiture of the out of state offices. As the quarter went on, that cash was deployed by either paying down advances in borrowing that matured and the tender absorbed $40 million worth of cash. So yes, the margin did come up on a month by month linked basis but the actual extra liquidity wasn’t out until right at the end of the year. Probably your best gauge...I know you’re trying to think, okay what happens to the margin and that’s why we try to give a little assistance by saying its impact on the whole quarter was the ten basis points.

Brian Martin: Right.

Bill Brunner: If you look at that and look at our rate risk simulation information in the 10Q, I think you’ll find a real connection between the two.

Brian Martin: Okay and then getting back to the first question, on the loan front. Do you guys view this fourth quarter as a bottom point, specifically on the business side. Have you guys reduced the risk in the portfolio enough that you could expect new growth or stability from this point or maybe if you could just go on that.

Bob Warrington: Yes, I was trying to indicate that our corporate focus has switched from resolving credit issues to growth. We think we’ve attacked a majority of the credit problems and we have a plan to resolve the remaining outstanding issues. So we are totally focused on growth and that’s what we plan to do in 2005.

Brian Martin: Okay that’s great. I appreciate the time thanks.

Bob Warrington: Thank you.

Operator: Again, I would like to remind everyone if you would like to ask a question press star then the number one on your telephone keypad. Your next question comes from the line of Brad Milsap.

Brad Milsap: Good morning.

Bob Warrington: Good morning.

Brad Milsap: Most of my questions have been answered. A couple follow up questions. Regarding Fred’s question on the loan loss reserves, it looks like most of the improvement that you had in the NPAs (non-performing assets) was from a general turnover in the list rather than charge offs. Do you anticipate that is going to be the way you get there over the next several quarters or do you expect the charge off number to come up again and draw the reserve down?

Bob Warrington: Well we’re pleased to report that the progress in the fourth quarter resulted in the balances being paid off. At this point in time, we don’t see any atypical trend occurring with charge offs. We think some of the credits will improve as we get year end statements based on what we know about them. But we don’t see a spike in charge offs as we go forward.

Brad Milsap: Bill were there any additional expenses that fell in the non-interest expense number related to the disposal of some of that OREO (other real-estate owned) or is that $15.5 million number a pretty good run rate going forward?

Bill Brunner: Fifteen and a half million run rate...I’m not quite sure what you’re on....the expense load for the...

Brad Milsap: Right.

Bill Brunner: To be honest, there’s always up and down items in there but my opinion is the fourth quarter in total was a pretty normal quarter. The disposal of the OREO properties and those expenses were in the third quarter. No particular issues.

Brad Milsap: Okay and then one final housekeeping question. The million dollar gain on the construction portfolio sale: Is that just buried in one of the non-interest income line items?

Bill Brunner: It’s in the gain line item.

Brad Milsap: Okay.

Bill Brunner: Gain on sale of loans.

Brad Milsap: So gain on loan sales was probably at a low point for the year for you guys at about $2 million if I look at that on a core basis?

Bill Brunner: Yeah that’s fair.

Brad Milsap: Okay all right. Good, good quarter.

Bob Warrington: Thank you.

Operator: Your next question is a follow up from Fred Cummins.

Fred Cummins: Bob, Can you touch on what’s going on with the Indianapolis economy? I don’t have a good feel for what’s happening there. What’s your sense in terms of how things are turning?

Bob Warrington: Well I’ll tell you Fred, based on the business calls I’ve been on and the activity I’m involved in, I would describe it as improving and we’d be optimistic as we look to ‘05 in that regard. I think there is some tailwind, as we’ve indicated in prior calls, and I’m not sure that its as strong a pickup as exists on the Coast but I do think it’s moving forward.

Fred Cummins: Okay, and then related that, the competitive environment, based on the calls you’ve been on; this may be obviously the pricing environment is quite intense out there. Bob how do you see First Indiana differentiating? What are you going to do to get that loan business from National City, from Fifth Third, or from Huntington, some of your other larger competitors? How are you guys going to differentiate from your competition?

Bob Warrington: That’s a great question Fred. I think we could all probably agree that there is no shortage of banks in the Indianapolis marketplace, a very highly competitive market. We recognize that. We know that we have to simply outwork and grind this out. We like to think in this particular arena, size is our advantage. Our whole world, our whole universe, revolves around Central Indiana. We’re here, we all live and work here, the decisions are made here. I make sales calls, Marni makes sales calls, all our senior executives do. We can put the President of the bank in anybody’s office, talk to the principal or the owner face to face, and we have to market that advantage for all it’s worth. And the attention we can give with that focus is what’s going to take us to the top.

Fred Cummins: Then one last question, Bill the tangible capital ratio at 7.38%. Can you refresh our memories in terms of, is this a long term target now or are you hopeful to take that number higher?

Bill Brunner: Fred, actually at 7.38% we find and believe that we’re in line with others but certainly we accrete capital in this company and that number will rise on its own right. Arguably before this, we had accredited up and built capital and now we lowered risk and with the size of the company, we’re able to take it down. So it’s comfortable there, but it naturally has an upward bias.

Fred Cummins: Okay. Thanks Bill.

Bill Brunner: You’re welcome.

Operator: At this time there are no further questions. Are there any closing remarks?

Bob Warrington: No. Thank you very much for your attention today. We’re done.

Operator: This concludes today’s First Indiana Bank conference call. You may now disconnect.

END